UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2019

GREAT WESTERN BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-36688		47-1308512
(Commission File Number)		(IRS Employer Identification Number)

225 South Main Avenue		57104
Sioux Falls,	South Dakota
(Address of principal executive offices)		(Zip Code)
(605) 334-2548
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	GWB	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    Emerging growth company  ☐
If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 26, 2019, Great Western Bancorp, Inc., announced that as part of its succession planning, Ken Karels, Chairperson, President and Chief Executive Officer (“CEO”) of Great Western Bancorp, Inc., and its subsidiary Great Western Bank (together, the “Company”) will retire from the Company on October 2, 2020. Mr. Karels will continue to serve as Chairperson, President and CEO of the Company until the earlier of the date his successor is appointed or October 2, 2020, his retirement date. The Company Board has engaged an executive search firm and is considering both internal and external candidates.

On November 22, 2019, Mr. Karels entered into a CEO Transition and Retirement Agreement (the “Transition Agreement”) with the Company and Great Western Bank to assist with a smooth and successful transition to his successor. After the appointment of his successor, Mr. Karels will serve the Company as a Special Advisor, a non-executive employee role, to assist in the transition of duties to the new President and Chief Executive Officer until October 2, 2020. The Transition Agreement provides that subject to continued service to the Company, Mr. Karels will receive his salary, incentives, and benefits through October 2, 2020 including:

(a) short term incentive (the “STI”) compensation in respect of the Company’s 2020 fiscal year which will be paid at target,

(b) long term incentive stock (the “LTI”) awards in respect of the Company’s 2020 fiscal year,

(c) the STI and LTI (including all previously granted LTI), shall be payable and vest in accordance with the Company’s retirement policy and Section 8.4 of his Employment Letter entered into on December 15, 2017, a copy of which was attached as Exhibit 10.1 to the Company’s form 8-K filed on December 18, 2017 and incorporated by reference (the “Employment Letter”), and

(d) eligibility to participate in all employee benefit plans and programs generally available to employees of the Company, to the extent that Mr. Karels meets the eligibility requirements for each individual plan or program.

Mr. Karels will not be granted any further cash incentive awards, stock options, restricted stock, performance share awards, or other equity or incentive awards other than as previously approved. At the request of the Board to facilitate a smooth transition to the new CEO, Mr. Karels will resign from any officer or director positions held at the Company or any of its affiliates.

Following his retirement, commencing on October 3, 2020 and continuing through October 2, 2021, Mr. Karels will enter into an agreement to serve as an independent contractor to the Company and Great Western Bank (the “IC Agreement”). The IC Agreement will contain customary terms and will provide for the payment of fees to Mr. Karels in the amount $75,000 per month until October 2, 2021 (partial months to be prorated). The Company will also reimburse Mr. Karels for any reasonable, documented business expenses incurred in performing such services in accordance with the Company’s policies.

As a condition to receiving the above compensation and benefits, Mr. Karels must comply with the surviving covenants in his Employment Letter, including confidentiality, non-competition and non-solicitation, and he must sign and not rescind releases of claims in favor of the Company upon his retirement. There were no disagreements or disputes between Mr. Karels and the Company which led to the retirement.

The above summary of the terms of the Transition Agreement is qualified in its entirety by reference to the full text of the Transition Agreement, which is filed as Exhibit 10.1 to this Current Report, and to the Employment Letter which was attached as Exhibit 10.1 to the Company’s form 8-K filed on December 18, 2017, and incorporated by reference. On November 26, 2019, the Company issued a press release announcing Mr. Karels October 2, 2020 planned retirement from the Company. A copy of the Company’s press release is furnished as Exhibit 99.1 to this Current Report.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description

10.1	CEO Transition and Retirement Agreement
99.1	Press release of Great Western Bancorp, Inc. dated November 26, 2019, announcing Ken Karels Retirement

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREAT WESTERN BANCORP, INC.

Date: November 26, 2019	By: /s/ Donald J. Straka
Name: Donald J. Straka
Title: Corporate Secretary and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	CEO Transition and Retirement Agreement
99.1	Press release of Great Western Bancorp, Inc. dated November 26, 2019, announcing Ken Karels Retirement